  Exhibit 10.1

January 18, 2011

Rob Cain

Dear Rob,

AccessLine Communications Corporation (the “Company”), a wholly owned subsidiary of Telanetix Inc. is pleased to extend an offer of employment to you for the position of Chief Operating Officer. In that capacity, you shall be responsible for improving the Company’s top and bottom lines through improving operational practices, structure, products, markets, and shall have such other responsibilities and duties as are assigned to you from time to time by the CEO or Chairman of the Company and shall devote the appropriate time commensurate with such assignments and perform such assignments subject to the rules and regulations established by the Board of Directors with respect to your position. It is recognized that you are also an Operating Partner with Hale Capital Management (”HCM”) and that you may also have separate engagements with HCM and its current and prospective investments.  Notwithstanding the foregoing, you shall not engage or participate in any activities, in connection with such other employment or otherwise, which are in conflict with the best interests of the Company. You agree that you will not use any confidential information or Trade Secrets of any prior employer, nor use any other assets of any prior employer unless otherwise provided for in a written agreement between the Company and such employer, in the performance of your duties required by this Agreement, and that you will not knowingly violate any United States federal, state or local laws or regulations applicable to you, the Company, its products, services or operations including, without limitation, the provisions of the United States Foreign Corrupt Practices Act or the regulations promulgated thereunder in the performance of such duties.  This offer is conditional and is subject to the completion of background, credit and reference checks, which in its sole judgment are satisfactory to the Company. We believe that your services can provide an important asset to the Company and in return the Company can offer you an opportunity for professional growth.

Your start date is January 10, 2011. If you have any questions about the position that have not been answered in your discussions, I’d be glad to talk with you about them. Please be aware that the Company may change the responsibilities of the position at its discretion to meet the Company’s evolving needs.

Your initial compensation will be an annual base salary of $150,000 less social security contributions, income tax withholding and any other applicable deductions. This is a salary, exempt position and is paid bi-weekly.

The company will reimburse you for personal travel related expenses for the first 120 days of employment after which you and the company shall come to a mutually acceptable agreement regarding travel and/or relocation expenses.

You will accrue paid time off (“PTO”) at the rate of 1.25 days per month, or 15 days per year, commencing on your start date.

11201 SE 8th Street, Suite 200 – Seattle, WA 98004 – (206) 621-3500

You and any eligible family members will be entitled to participate in medical, dental and vision coverage per the Company policies.

You will be allocated Options to purchase common stock of the Company under the Telanetix 2010 Stock Incentive Plan in an amount equal to 3% of the Company’s common stock (equivalent to half the unallocated option pool).  Equity will be awarded upon your one month anniversary of employment. The Options shall be subject to terms and conditions set forth in 2010 Nonqualified Stock Option Agreement and the award is subject to approval by the Board of Directors.

The Company’s corporate policy requires all employees to sign, prior to and as a condition of employment, the attached Nondisclosure, Invention Release and Non-competition Agreement (Employee).  Federal law requires that each individual provide proof of employment eligibility by completing a Form I-9 (enclosed) and by providing any necessary supporting documentation.

We are very pleased to add you to our team of professionals and are looking forward to a mutually rewarding association.  Although we have every hope that our relationship will be a long-lasting one, situations may arise that affect this expectation.  For this reason, you or the Company may terminate your employment at any time, with or without cause and without prior notice.

Upon your acceptance of this letter, the terms stated herein represent the entire agreement concerning your employment with the Company, and supersede and replace all prior discussions and correspondence between us on this subject.  Should you have any questions about the information in this letter or other documents to which it refers, please let me know.  Please indicate your acceptance of this offer by signing below and returning this letter to our office at your earliest convenience, together with the signed Nondisclosure Agreement.  This offer will automatically expire if you do not accept it on or before January 31, 2011.  Please sign and return this original letter to our Human Resource Department.

I would like to extend a warm welcome on behalf of everyone at AccessLine.  We are looking forward to your beginning work soon.

Sincerely,

/s/Douglas N. Johnson
Douglas N. Johnson
Chief Executive Officer

ACCEPTED:

/s/Rob Cain                                                                         January 31, 2011
Signature                                                                             Date

11201 SE 8th Street, Suite 200 – Seattle, WA 98004 – (206) 621-3500